EXHIBIT 99

Vargas Graf y Cía., S.C.

C o n t a d o r e s  P ú b l i c o s  y  C o n s u l t o r e s

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31 2017 AND 2016

Santa Rita Nº1110 Col. Chapalita Oriente, Zapopan Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728 E-mail vghlbgdl@vinet.com.mx

HLB Vargas Graf y Cía., S.C. is a member of HLB International. A world-wide organization of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

I N D E X

1.-	Independent Auditors’ Report.

2.-	Balance Sheet.

3.-	Statement of (Loss) Income.

4.-	Statements of Changes in Stockholders’ Equity.

5.-	Statement of Cash Flow.

6.-	Notes to the financial statements.

Vargas Graf y Cía., S.C.

C o n t a d o r e s  P ú b l i c o s  y  C o n s u l t o r e s

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Flexo Universal, S. de R.L de C.V.

We have audited the accompanying balance sheets of Flexo Universal, S de R.L. de C.V. as of December 31 2017 and 2016, and the related statement of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

We draw attention to Note 2 of the financial statements, which describes the basis of accounting. The financial statements are prepared according to Financial Reporting Standards Applicable Mexico (FRS), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Our opinions are not modified with respect to this matter.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexo Universal, S. de R.L. de C.V., as of December 31 2017 and 2016 and the results of their operations and their cash flows for the years then ended, in conformity with the basis of accounting described above.

HLB Vargas Graf y Cía., S.C

Zapopan, Jalisco, México C. Cp, 45040

C.P.C. Antonio Vargas Aceves

Certified Public Accountant

Partner

March 10, 2018

Santa Rita Nº1110 Col. Chapalita Oriente, Zapopan Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728 E-mail vghlbgdl@vinet.com.mx

HLB Vargas Graf y Cía., S.C. is a member of HLB International. A world-wide organization of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
BALANCE SHEET AS OF DECEMBER 31, 2017 AND 2016
( In Mexican pesos )
(Notes 1 & 2)

	2017	2016
CURRENT ASSETS:

Cash and cash equivalents	$2,003,060	$2,547,910
Accounts receivables	54,676,979	50,151,684
Other accounts receivables (Note 3)	14,217,622	7,342,727
Related parties (Note 4)	8,449,815	24,194,424
Inventories (Note 5)	91,057,607	81,369,237
Total current assets	170,405,083	165,605,982

NON CURRENT ASSETS:

Machinery and equipment (Note 6)	8,720,226	5,177,005
Warranty deposits	5,606,407	7,553,011
Other assets	603,854	1,427,526
Deferred income tax (Note 14)	240,032	370,828
Other deferred assets (Note 10 )	4,724,583	6,679,583
Total non current assets	19,895,102	21,207,953

TOTAL ASSETS	$190,300,185	$186,813,935

CURRENT LIABILITIES

Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$47,737,049	$47,588,267
ISR payable	759,831	636,463
PTU reserve	-	62,641
Current portion of long term liabilities to related parties (Note 8)	12,350,881	12,609,416
Total current liabilities	60,847,761	60,896,787

LONG TERM LIABILITIES

Long term liabilities to related parties (Note 8)	801,461	969,916
Total long term liabilities	801,461	969,916

DEFERRED LIABILITIES
Deferred Sales (Note 10 )	8,333,333	11,781,609
TOTAL LIABILITIES	69,982,555	73,648,312

STOCKHOLDERS' EQUITY

Capital stock (Note 11 )	47,410,945	47,410,945
Legal Reserve	3,469,959	3,070,607
Accumulated results	62,284,719	54,697,026
Period's net (loss) profit	7,152,007	7,987,045
TOTAL STOCKHOLDERS' EQUITY	120,317,630	113,165,623

Contingencies (Note 13)	-	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUTIY	$190,300,185	$186,813,935

The enclosed notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
STATEMENT OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2017 AND 2016
( In Mexican pesos )

	2017	2016

Net sales	$194,580,035	$171,958,227
Cost of products sold	(158,759,837)	(136,572,984)
GROSS PROFIT	35,820,198	35,385,243

Operating expenses
Administration and sales expenses	(23,792,888)	(21,625,400)
Other income, (expenses) - net	432,950	(162,252)
	(23,359,938)	(21,787,652)

OPERATION NET PROFIT	12,460,260	13,597,591

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	(517)	2,294,504
interest - net	(2,032,237)	(1,446,363)
	(2,032,754)	848,141

PROFIT BEFORE INCOME TAXES AND EPS	10,427,506	14,445,732

Income tax	(3,144,703)	(6,062,120)
Deferred income tax	(130,796)	(396,567)
	(3,275,499)	(6,458,687)

NET PROFIT	$7,152,007	$7,987,045

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016
( In Mexican pesos )

	2017	2016

CAPITAL STOCK

Initial and final period balance	47,410,945	47,410,945

LEGAL RESERVE

Initial period balance	3,070,607	2,199,375
Transfer from accumulated results (Note 12)	399,352	871,232
Final period balance	3,469,959	3,070,607

ACCUMULATED RESULTS

Initial period balance	54,697,026	38,143,641
Transfer from net profit (loss)	7,987,045	17,424,617
Transfer of 5% over profit period 2012, to legal reserve	(399,352)	(871,232)

Final period balance	62,284,719	54,697,026

NET PROFIT (LOSS)

Initial period balance	7,987,045	17,424,615
Transfer to accumulated results	(7,987,045)	(17,424,615)
Net profit	7,152,007	7,987,045
Final period balance	7,152,007	7,987,045

TOTAL	$120,317,630	$113,165,623

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.
CASH FLOW STATEMENT
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

( In Mexican pesos )

	2017	2016
OPERATING ACTIVITIES:

Net profit	$7,152,007	$7,987,045

Items related with investment activities
Depreciation	1,672,849	1,685,901
Items related with financing activities
Interest	2,032,237	1,446,363
	10,857,093	11,119,309

Trade debtors and other receivables (increase) decrease	4,344,419	1,895,469
Inventories increase	(9,688,370)	(23,261,657)
Other assets (increase) decrease	4,856,072	(10,803,331)
Assets, Liabilities to related parties increase (decrease)	(258,535)	565,134
Suppliers and other liabilities (decrease) increase	86,141	10,759,659
Deferred Sales	(3,448,276)	11,781,609
Taxes paid	123,366	3,136

Net cash flow from financial activities	6,871,910	2,059,328

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	(5,216,070)	(287,950)

	(5,216,070)	(287,950)
FINANCING ACTIVITIES:

Long term liabilities to related parties	(168,455)	(149,865)
Paid interest	(2,032,237)	(1,446,363)
	(2,200,692)	(1,596,228)

INCREASE IN CASH AND CASH EQUIVALENTS	$(544,852)	$175,150

Cash and cash equivalents at beginning of year	$2,547,910	$2,372,760
Cash and cash equivalents at end of year	$2,003,058	$2,547,910

The accompanying notes are an integral part of these financial statements

NOTES TO FINACIAL STATEMENTS

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

As of December 31st, 2017 and 2016

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal S. de R.L. de C.V., (FLEXO) was constituted on 2002. Subsidiary of CTI Industries INC, a North American company that owns 99.8269% of its capital stock.

Its main activity is the production of latex and mylar balloons; this operation is performed under the shelter of its parent company that finances its operations.

On August 28, 2015 by unanimous vote of shareholders, Flexo Universal was transformed to a Limited Liability Company with Variable Capital (S de RL de CV).

NOTE 2 – MAIN ACCOUNTING POLICIES

a.	Basis for presentation

The significant accounting policies adopted by the company are in accordance with the Financial Reporting Standards in Mexico (FRS) and Interpretations to the Financial Reporting Standards (IFRS).

Those Standards (FRS), may differ from accounting principles generally accepted in the United States of America (US GAAP). However, under an analysis of similarities, convergences and important differences between the two standards with respect to the operations recorded that generate the financial information of the Company, we can conclude that there are no differences that could lead to material adjustments and alter that information

b.	Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

c.	Monetary unit

Per Mexican laws, Financial Statements are prepared in Mexican pesos ($).

d.	Cash and equivalents

Mainly represented by deposits in bank accounts.

e.	Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due to the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

f.	Inventories

Inventories of finished goods, production in process and raw materials, are recorded at its historic acquisition and production cost using the absorbing cost system. The acquisition cost includes all associated expenses to get the inventories ready to be sold. Inventories are valued at the average cost method net from the estimates which does not exceed their realization value.

g.	Machinery and equipment

Fixed Assets acquired from the fusion, were recorded at the historic cost of the absorbed company, adding the difference from the valuation determined by an independent appraiser on 17th, 1996. Fixed assets acquisitions after the fusion are recorded at its acquisition cost.

Acquisition costs include all associated expenses to get the fixed assets ready to be used.

Depreciation is computed by the straight-line method, beginning the year in which assets are used, and according to the following rates:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

h.	Long lived assets evaluation

Impairment of long term assets – As of January 1°, 2004 The C-15 Bulletin “Impairment in the value of long lasting assets and its disposal” became effective. This bulletin requires that companies evaluate the effect of impairment in long lasting assets in use. In opinion of the Company’s management, there are no traces of impairment that could have an effect in the results, in accordance with the Bulletin.

i.	Income tax

The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares its accounting and tax values of them. Deferred tax are recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases, and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is recognized in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1°, 2008 this FRS was modified. The main changes are:

●

Caused and deferred Employee Profit Sharing (PTU).- This is now considered an ordinary expense based on the benefits to employees. That is the reason why it is now classified in the results statement in other income and expenses.

●	Cumulative Effect of Income Tax -- The previous bulletin stated that this component will be presented separately in equity. The change consists to reclassify this concept to cumulative results.

j.	Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure, general rules of liabilities provisions, contingent assets and liabilities.

k.	Labor liabilities

As of February 2014, the Company’s management decided to outsource payroll services through the figure "Outsourcing".

l.	Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared

m.	Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

n.	Leasing

The company classifies as operating leases the operations where the use or possession of the leased assets is granted without assuming the risks or benefits of such assets. These rents are applied to the results in the period of the lease. Variable rents are applied to results as they are accrued.

o.	Income statement

Income statements are classified by its operative activities. According to the company’s opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

p.	Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of exchange rates fluctuations at the date of the operation registry, at the date of realization or at the period end valuation.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2017 and 2016, the other accounts receivable are integrated as follows:

	2017	2016

Sundry debtors	$-	$728,913
Other Collective taxes	5,016,275	1,067,014
Creditable VAT	9,201,347	5,546,801
	$14,217,622	$7,342,728

NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of December 31st, 2017 and 2016 is presented:

	2017	2016
Goods Sold:
CTI Industries Corporation	$17,409,694	$18,598,078
CtTI Balloons Limited	1,845,589	11,227,994
CTI Europe BMBH	442,895	289,646

Inventory Purchases:
CTI Industries Corporation	$9,593,816	$8,356,587

Interest paid
CTI Industries Corporation	$269,287	$268,012

Accounts receivable and (payable) to related parties are:

	Receivable- (Payable)
	Net balances
	2017	2016
CTI Industries Corporation	$8,850,467	$15,801,426
Pablo Gortazar de Oyarzabal	(102,946)	258
CTI Balloons Limited	1,170,672	9,588,450
CTI Europe GMBH	-	353,360
Venture Leasing, S. de R.L. de C.V.	(1,468,378)	(1,549,071)
	$8,449,815	$24,194,424

For the year 2017 the company has with transfer pricing study for transactions with related parties where such operations must be comparable to those used in/or arm's-length transactions.

NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:

	2017	2016
Finished goods	$76,599,997	$67,776,881
Packing material	4,480,841	2,974,084
Production in process	3,018,840	4,401,300
Raw materials	6,957,929	6,216,972
	$91,057,607	$81,369,237

NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

	2017	2016
Machinery	$27,668,134	$26,233,044
Leasehold improvements	3,003,934	3,003,934
Molds	5,678,140	5,678,140
Computer equipment and softwere	1,016,014	896,000
Transport equipment	297,273	297,273
Furniture and office equipment	547,984	547,984
	3,686,573	-
	41,898,052	36,656,375
Depreciations and amortizations	(33,177,826)	(31,479,370)
Total Machinery and equipment	$8,720,226	$5,177,005

The depreciation and amortization methods and the annual rates are stated in note 2g. The charge to results amounted $1’672,849. and $1,685,901. for the periods ended on December 31st, 2017 and 2016 respectively.

Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices. This agreement establishes that the term of the leasehold is of mandatory 5 years. This agreement takes place since March 1st, 2017 and ends on February 28th, 2022.

The charge to results amounted $5’544,473. and $5,037,536. for the years ended on December 31st, 2017 and 2016 respectively.

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the Balance Sheet are analysed as follows, as of December 31st.

	2017	2016
Accounts payable to suppliers, accrued expenses and other accounts payable:
Suppliers	$39,519,686	$42,733,682
Sundry creditors	7,240,759	4,253,689
Rated reserves	940,631	539,862
Taxes payable	35,973	61,033

	$47,737,049	$47,588,267

NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	2017	2016
CTI Industries

Term promissory note

The note issued in favor of CTI Industries Corporation that redocuments the amounts that Flexo Universal, S. de R.L., of C.V., owed on December 31, 2013 to CTI Industries Corporation, which includes $ 68,669. US dollars for principal and interest accrued $ 502,545. as of December 31, 2013 and $ 516,827 as of December 31, 2014. Such document will be payable as of March 31, 2014 and subsequently on the first day of each calendar quarter until the debt is fully settled. The stipulated interest rate is 2.5% per annum, in case of default, a rate of 8% per annum will be established at the creditor's discretion.

	12,401,139	12,661,926
Current portion of long term liabilities	(12,401,139)	(12,661,926)

Loans current account 2014

Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term	1,101,571	1,150,913
Current portion of long term liabilities	(1,101,571)	(1,150,913)

Loans current account 2015

Undocumented loans current account totaling $ 39,000. US dollars, without interest and agreed term	769,681	804,157
Current portion of long term liabilities	(769,681)	(804,157)

Loans current account 2016

Undocumented loans current account totaling $ 97,363. US dollars, without interest and agreed term	(1,921,510)	(2,007,579)
Current portion of long term liabilities	1,921,510	2,007,579

Pablo Gortazar

Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	801,461	969,916
Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's fiancincing amounted $776,070 Mexican pesos, with an interest annual rate LIBOR +.25 points
	13,152,342	13,579,333
Total long term liabilities to related parties	(12,350,881)	(12,609,417)
Total current portion of long term liabilities	$801,461	$969,916

NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2017 and 2016, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	2017	2016
Assets	$1,492,747	$2,094,585
Liabilities	(1,807,644)	(1,785,669)

Excess of assets over (liabilities), assets in foreign currency	$(314,897)	$308,916

Assets where translated and adjusted using the exchange rate $ 19.7354 and $ 20.6194 pesos per US dollar, as of December 31st, 2017 and 2016 respectively. As of march 08 the exchange rate is $18.7922 pesos per dollar.

NOTE 10 – DEFERRED ASSETS AND LIABILITIES

In June 3rd, 2016 Flexo Universal, S. de R.L. de C.V., sold a latex machine to Unifin Financiera SAB de CV SOFOM de ENR in $13´793,103.45 MXN pesos plus VAT. It is cost of sales was $7,500,000.00 MXN pesos.

Unifin leases the same machine to Flexo. The term of the leasing agreement is 4 years, becoming effective on July, 2016 and concluding on June, 2020.

The profit generated in this transaction was deferred according to the terms of the leasing agreement in 48 months since June, 2016. Monthly amounts are:

Income	$287,356.32
Cost of sale	$156,250.00
Profit	$131,106.32

During fiscal year 2017 and 2016, twelve and seven months were recognized respectively in the results of those years, with the following balances as of December 31, 2017 to be applied to income and future costs:

	Income deferred	Cost deferred	Profit deferred

Initial balance	13,793,103.45	- 7,500,000.00	6,293,103.45
Applied in 2016	- 2,011,494.25	1,093,750.00	- 917,744.25
Applied in 2017	- 3,448,275.84	1,875,000.00	- 1,573,275.84
Final balance	8,333,333.36	- 4,531,250.00	3,802,083.36

NOTE 11 – CONTRIBUTED CAPITAL

The company’s capital stock integrated as follows as of December 31st, 2017 and 2016:

	2017	2016
Fixed capital stock	$50,000	$50,000
Variable capital stock	47,360,945	47,360,945

Total capital stock	$47,410,945	$47,410,945

The company’s capital stock is variable, with a fixed minimum of $50,000 without the possibility of retirement. The variable part has not limit.

Until August 31, 2015, the share capital was represented by common, nominative shares since the transformation of society in a Limited Liability Company with Variable Capital (1 September 2015). The capital is represented by Social Parties integrated and valued as follows:

Social Parties
Class I		Class II
Number of parts	Value	Number of parts	Value

1	$49,999	1	$47,278,870
1	1	1	61,154
		1	20,921
2	$50,000	3	$47,360,945

NOTE 12 – EARNED (LOSS) SURPLUS:

Legal reserve

According to the General Law of Mercantile Societies, 5% of the fiscal year’s net profits should be kept to form the legal reserve until it     reaches 20% of the capital stock. The legal reserve may be capitalized but not distributed unless the society is dissolved, and must be replenished when it decreases for any reason.

NOTE 13 – CONTINGENCIES:

Transfer pricing. - For related party transactions, tax differences could arise if the tax authority when reviewing such operations considers that the prices and amounts used by the company are not comparable to those used with or between independent parties in comparable operations.

Review by the tax authorities.- According to current tax legislation, the authorities are entitled to examine up to five fiscal years prior to the last income tax return submitted.

NOTE 14- INCOME TAX (IT), CORPORATE FLAT TAX RATE :

Cost (benefit) of the tax applied to result is integrated as follows:

	2017	2016
ISR payable	$3,144,703	$6,062,120
Deferred ISR	130,796	396,567
Net	$3,275,499	$6,458,687

a.	IT.-The main differences between the accounting profit and the tax result are:

	2017	2016
Net (Loss) profit	$7,152,007	$6,191,227
Plus (minus)
Excess of accounting depreciation net over the fiscal depreciation	263,217	584,886
Excess of accounting deductions net over the fiscal deductions	3,067,118	13,430,955
Fiscal (loss) profit	10,482,342	20,207,068
Minus employee profit sharing (PTU) paid in 2015 and 2014	-	-
Tax basis to IT	10,482,342	20,207,068
Rate	0.30	0.30
IT payable (ISR)	$3,144,703	$6,062,120

As December 31st, 2017 and 2016 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	2017	2016
Year effect calculation:
Deferred expenses	$4,475,836	$7,863,805
Guarranty deposits	2,586,210	3,620,690
Net machinary and equipment	471,182	(876,337)
Deferred liabilities	(8,333,334)	(11,781,609)
Liabilities	-	(62,641)
Base	(800,106)	(1,236,092)
Tax Rate	0.30	0.30
	(240,032)	(370,828)
Recognized	(370,828)	(767,395)
Complement	$130,796	396,567

NOTE 15 - NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

Standards and Interpretation of Standards 2018

●	Improvements to FRS 2018
●	Clarifications to FRS D-1, Revenues from contracts with Clients
●	Clarifications to FRS D-2, Costs from contracts with Clients

The clarifications will be effective as of January 1, 2018, as part of the indicated standards.

Standards on following years

●	D-5, Leasings

This FRS, will become effective on January 1°, 2019, allowing its advanced application in the terms established in each FRS.

Is important to note that the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

NOTE 16 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S. de R.L. de C.V.

_____________________________

Lic. Pablo Gortazar de Oyarzabal

Legal Representative